Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333- 261955 on Form S-3 and Registration Statement Nos. 333-222090, 333-225961, 333-237997, 333-257615, 333-267715 on Form S-8 of our report dated April 14, 2023, relating to the financial statements of Arcimoto, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Portland, Oregon

April 14, 2023